Exhibit 5.1

Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

June 4, 2018

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

Re: Registration Statement on Form S-4 (No. 333-                )

Ladies and Gentlemen:

We have acted as counsel to Caesars Entertainment Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s offer to exchange (the “Exchange Offer”) newly issued shares of the Company’s common stock par value $0.01 per share (the “Shares”) and cash for any and all of the Company’s outstanding 5.00% Convertible Notes due 2024 (the “Notes”), upon the terms and subject to the conditions set forth in the preliminary prospectus , which forms part of the Registration Statement (the “Prospectus”) and the related letter of transmittal and consent (the “Letter of Transmittal and Consent”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company, we have examined the Company’s certificate of incorporation, the Company’s by-laws and resolutions of the board of directors of the Company. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion. In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that the Shares issuable upon exchange of the Notes have been duly authorized and, when issued in accordance with the terms of the Exchange Offer as set forth in the Prospectus and the related Letter of Transmittal and Consent, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law, as amended, and we express no opinion with respect to any other laws.

We consent to your filing this opinion as Exhibit 5.1 to the Registration Statement and reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

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